EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 22, 2016, relating to the 2015 financial statements, and financial statement schedule of Central European Media Enterprises Ltd. and subsidiaries (the “Company”), which expresses an unqualified opinion, and the effectiveness of the Company’s internal controls over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2015, filed with the SEC on February 22, 2016, and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ DELOITTE LLP
London, United Kingdom
November 2, 2016